Exhibit 99.1

            U.S. Industries Reports First Quarter Financial Results;
                   Company Provides Guidance for Fiscal 2003

     WEST PALM BEACH, Fla.--(BUSINESS WIRE)--Feb. 11, 2003--U.S. Industries, Inc. (NYSE:USI)--

    FY 2003 Q1 Highlights vs. FY 2002 Q1

    - Total sales increase 11% to $281.3 million

    - Operating income up 21% to $17.6 million

    - Interest expense declines by $4.2 million

    - Pre-tax income improves by $7.1 million from year ago loss

     U.S. Industries, Inc. (NYSE:USI) ("USI"), a leading manufacturer of bath and plumbing products - led by the JACUZZI(R) brand and ZURN(R) family of brand names -- and premium RAINBOW(R) vacuum cleaner systems, today announced financial results for its fiscal first quarter ended December 31, 2002.
     Total sales for the first quarter of fiscal 2003 rose 11% to $281.3 million from $254.4 million for the same period last year, led by higher sales at the Company's Bath & Plumbing segment, offset by slightly lower sales at the Rexair (vacuum cleaner) business segment.
     Operating income for the first quarter rose 21% to $17.6 million, or 6.3% of total sales, as compared to $14.6 million, or 5.7% of total sales, for the same period last year due to higher sales and improved operating efficiency in our core businesses. Interest expense declined by $4.2 million during the first quarter of fiscal 2003, largely due to lower debt balances resulting from proceeds generated by the completed disposal plan, other asset sales and twelve months of operating cash flow. Pre-tax income of $0.1 million represented a more than $7 million improvement from the prior year period. Net income for the first quarter of fiscal 2003 was $13.7 million, or $0.18 per diluted share, compared to a net loss of ($7.0) million, or ($0.10) per diluted share, for the first quarter of fiscal 2002. Net income for the first quarter of 2003 included a net tax benefit of $13.6 million, which resulted from the resolution of an IRS audit.

     Bath & Plumbing

     Sales in the Bath & Plumbing segment increased by $27.4 million, or 12%, to $255.2 million for the first quarter of 2003 from the comparable prior year period. More than half of this sales increase was achieved through strong sales and marketing efforts in place at Jacuzzi and Sundance Spas which caused higher demand domestically for spas, fueled by the early release of the 2003 spa product line. Sales at Zurn increased by $4.0 million, or 7%, to $60.6 million for the fiscal 2003 first quarter. This increase was due primarily to continued expansion of Zurn's product offerings and market share notwithstanding a continued softening in commercial and institutional construction. Furthermore, sales at the Company's U.K. bath and sinks businesses increased as a result of additional sales to home centers through the addition of Homebase, the largest home center chain in the U.K., subsequent to the first quarter of 2002. In addition, firming of the British pound and Euro against the dollar contributed $5.0 million to the increase in sales.
     Operating income in the Bath & Plumbing segment increased by $1.2 million, or 8%, to $15.4 million in the first quarter of 2003 in comparison with the same period last year. This was primarily due to higher sales, partially offset by increases in certain insurance and retirement benefit costs, as well as one-time costs encountered during the consolidation of several facilities used in the manufacturing of whirlpool baths. These facilities were consolidated into a new manufacturing plant in Chino, California, that became fully operational in the first quarter of 2003.

     Rexair

     Sales in the Rexair segment decreased by $0.5 million in the first quarter of 2003 to $26.1 million as compared to the same period last year as a result of decreased unit sales in international markets due to political uncertainty in certain foreign regions. However, domestic sales at Rexair increased by 5% due to promotional programs aimed at increasing the number of distributors and dealers.
     Operating income in the Rexair segment decreased by $1.6 million to $6.0 million, primarily due to decreased overhead absorption related to an inventory reduction program and lower total sales. The inventory reduction program was initiated in September 2002 and was concluded in December 2002.

     Continued Debt Reduction and Lower Corporate Costs

     The Company completed its Disposal Plan with the sale of SiTeco on October 18, 2002. Net proceeds of $103.8 million were applied to reduce the Company's funded and unfunded senior debt, including $34.0 million deposited into escrow accounts for the benefit of the holders of the Company's Senior Notes and certain other creditors. The Company received additional funds totaling $16.6 million during the first quarter of 2003. These funds resulted mostly from the sale of excess real estate and the receipt of an income tax refund and were applied to reduce the Company's funded and unfunded senior debt. In January 2003, the Company received funds totaling $48.3 million related primarily to a federal income tax refund, and in February 2003, the Company received $8.6 million for granting a license for certain technology which was the subject of patent litigation. These funds were also applied to reduce the Company's funded and unfunded senior debt. The proceeds from these transactions satisfy all of the required permanent reductions of the Company's senior debt through maturity. Had these proceeds been received on or prior to December 31, 2002, total debt net of cash in escrow would have been $521.5 million on a pro forma basis.
     Corporate expenses were $3.4 million lower for the first quarter of 2003, reflecting a $1.7 million decrease in personnel related expenses due to a decrease in staff during the latter half of the prior year, $1.0 million decrease in professional fees and $0.7 million increase in pension income. The decrease in staff was the result of the closing of the Iselin, New Jersey office. The increase in pension income resulted from the retention of excess plan assets following the disposition of a business in January 2002.

     Outlook for Fiscal 2003

     Based on a continuation of current business conditions and expectations, management anticipates revenues to increase by approximately 10% for fiscal 2003 with a similar increase in net income. For fiscal 2002, USI reported net sales of $1.16 billion and net income of $41.6 million. A variety of factors, however, could affect these expectations positively or negatively, including the continued weakness of the world economy, international political uncertainty and the impact of any asset sales.
     David H. Clarke, Chairman and Chief Executive Officer of USI, said, "Our strategy of developing USI as a focused operating company is beginning to show up positively in our results. We will continue to prioritize debt reduction and cost containment. At the same time, we are aggressively seeking to increase the growth and market share of our brand name products."

     Conference Call

     The Company will host a conference call on February 11, 2003 at 11:00 a.m. EST to review the operating results. A replay of the call will be available through February 18, 2003 by calling (402) 220-3015. The call will be webcast by CCBN. Individual investors can listen to the call through CCBN's individual investor center at www.companyboardroom.com, and institutional investors can access the call via CCBN's password protected event management site, Street Events, at www.streetevents.com, through February 18, 2003.
     U.S. Industries owns several major businesses selling branded bath and plumbing products, along with its consumer vacuum cleaner company. The Company's principal brands include JACUZZI(R), ZURN(R), SUNDANCE(R) Spas, ELJER(R), and RAINBOW(R) Vacuum Cleaners. Learn more at www.usindustries.com.

     Disclosure Concerning Forward-Looking Statements

     Any forward-looking statements made in this release including, without limitation, the Outlook for Fiscal 2003, represent management's best judgment as to what may occur in the future. Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including some factors outside the Company's control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, terrorist acts, acts of war, consumer spending patterns, energy costs and availability, levels of residential, commercial and institutional construction, and changes in raw material costs, along with other specific factors with respect to the Company's businesses as set forth in the Company's reports and other documents filed with the Securities and Exchange Commission. The Company does not undertake any obligation to update such forward-looking statements.

                         U.S. INDUSTRIES, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                        SUMMARY FINANCIAL DATA
            (unaudited, in millions except per share data)


                                                    Three Months Ended
                                                        December 31,
                                                       2002     2001
                                                    ------------------


     NET SALES                                        $281.3   $254.4

Cost of products sold                                  196.6    178.8

Selling, general and administrative expenses            67.1     61.0
                                                    ------------------

     OPERATING INCOME                                   17.6     14.6

Interest expense                                       (18.7)   (22.9)
Interest income                                          0.6      1.9
Other income (expense), net                              0.6     (0.6)
                                                    ------------------

Income (loss) before income taxes                        0.1     (7.0)

Benefit from income taxes                               13.6        -
                                                    ------------------

    NET INCOME (LOSS)                                  $13.7    $(7.0)
                                                    ==================

    BASIC EARNINGS (LOSS) PER SHARE

Net income (loss) per share                            $0.18   $(0.10)
                                                    ==================

Weighted average basic shares outstanding               74.5     73.4
                                                    ==================

    DILUTED (LOSS) PER SHARE

Net income (loss) per share                            $0.18   $(0.10)
                                                    ==================

Weighted average diluted shares outstanding             74.5     73.4
                                                    ==================

OTHER DATA
                Depreciation                            $6.0     $6.2
                Restricted stock amortization            0.2      0.5
                                                    ------------------
                Total depreciation and amortization     $6.2     $6.7
                                                    ==================

                Capital expenditures                    $3.0     $5.2
                                                    ==================


                         U.S. INDUSTRIES, INC.
                      CONSOLIDATED BALANCE SHEETS
                             (in millions)


                                                   December  September
                                                   31, 2002  30, 2002
                                                   --------  --------
                                                  (unaudited)
       ASSETS

Current assets:
  Cash and cash equivalents                          $43.9      $32.1
  Restricted cash collateral accounts                  5.3      142.9
  Trade receivables, net                             211.0      230.7
  Inventories, net                                   188.3      183.0
  Deferred income taxes                               31.0       31.0
  Net assets held for sale                               -      103.8
  Income taxes receivable                             33.2       37.2
  Other current assets                                26.4       24.6
                                              ------------------------

         Total current assets                        539.1      785.3

Restricted cash collateral accounts                   13.2       15.4
Property, plants and equipment, net                  143.5      144.3
Goodwill and other intangibles, net                  310.8      310.0
Insurance for asbestos claims                        145.0      145.0
Pension asset                                        142.9      140.4
Other assets                                          42.0       34.9
                                              ------------------------

TOTAL ASSETS                                      $1,336.5   $1,575.3
                                              ========================

     LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable                                      $21.8      $15.3
  Current maturities of long-term debt                42.2      275.9
  Trade accounts payable                              90.8       99.5
  Accrued expenses and other current
   liabilities                                       113.0      131.7
                                              ------------------------

         Total current liabilities                   267.8      522.4

Long-term debt                                       517.5      516.9
Deferred income taxes                                 14.4       17.9
Asbestos claims                                      145.0      145.0
Other liabilities                                    134.6      135.4
                                              ------------------------

       Total liabilities                           1,079.3    1,337.6
                                              ------------------------

Stockholders' equity                                 257.2      237.7
                                              ------------------------

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY          $1,336.5   $1,575.3
                                              ========================

    CONTACT: U.S. Industries, Inc.
             Diana Burton, 561/514-3850
             -or-
             Investor Relations Firm:
             The Equity Group Inc.
             Devin Sullivan, 212/836-9608